December 4, 2018

Scott Behrens
Chief Financial Officer
ACI WORLDWIDE, INC.
3520 Kraft Rd., Suite 300
Naples, FL 34105

       Re: ACI WORLDWIDE, INC.
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 27, 2018
           Form 10-Q for the Quarterly Period Ended March 31, 2018 Filed May 10, 2018
           File No. 000-25346

Dear Mr. Behrens:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services